                                                                     Exhibit 3.2

                                   AMENDED AND

                                    RESTATED

                                     BY-LAWS

                                       OF

                                 ASSURANT, INC.

                                   ARTICLE I.

                                  STOCKHOLDERS

                  Section 1. The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors.

                  Section 2. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, the Class B Common Stock or the Class C Common Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

                  Section 3. Except as otherwise provided by law, notice of the time, place, if any, and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not earlier than sixty, nor less than ten, days previous thereto, to each stockholder of record entitled to vote at the meeting at such address as appears on the records of the corporation.

                  Section 4. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Restated Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the stockholders present may adjourn the meeting from time to time without further notice other than announcement at the meeting until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if, after the

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adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                  Section 5. The Chairman of the Board, or in the Chairman's absence or at the Chairman's direction, the Chief Executive Officer, or in the Chief Executive Officer's absence or at the Chief Executive Officer's direction, any officer of the corporation shall call all meetings of the stockholders to order and shall act as Chairman of such meeting. The Secretary of the corporation or, in such officer's absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the Chairman of the meeting shall appoint a secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders' proxy may be excluded from any meeting of stockholders based upon any determination by the Chairman, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and the circumstances in which any person may make a statement or ask questions at any meeting of stockholders.

                  Section 6. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the General Corporation Law of the State of Delaware, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder's authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder. If it is determined that such telegram, cablegram or other means of electronic transmissions are valid, the inspectors or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

                  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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                  Proxies shall be filed with the Secretary of the meeting prior to or at the commencement of the meeting to which they relate.

                  Section 7. When a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Restated Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, a different vote is required, in which case such express provision shall govern and control the decision of such question.

                  Section 8. In order that the corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or (b) entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty nor less than ten days before the date of such meeting and (ii) in the case of clause (b) above, shall not be more than sixty days prior to such action. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the corporation after any such record date so fixed or determined.

                  Section 9. The officer who has charge of the stock ledger of the corporation shall prepare and make at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the corporation. The list shall also be produced at the time and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

                  Section 10. The corporation, in advance of all meetings of the stockholders, shall appoint one or more inspectors, who may be employees of the corporation or stockholders or their proxies, but not directors of the corporation or candidates for office. In the event that the corporation fails to so appoint inspectors or, in the event that one or more inspectors previously designated by the corporation fails to appear or act at the meeting of stockholders, the Chairman of the meeting may appoint one or more inspectors to fill such vacancy or vacancies. Inspectors appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them by statute. Inspectors shall, subject to the power of the Chairman of the meeting to open and close the polls,

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take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.

                  Section 11. (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation's notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the corporation.

                  (2) For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, and, in the case of business other than nominations, such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than ninety days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and provided further, that for purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision), the date for notice specified in this paragraph shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of the stockholders of the corporation held after 2004, the anniversary date shall be deemed to be May 18, 2005.

                  Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner; (iii) a representation that the stockholder intends to

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appear in person or by proxy at the meeting to propose such business or nomination; and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

                  (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least eighty days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

                  (B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting pursuant to
Article I, Section 2 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this By-Law and who is a stockholder of record at the time such notice is delivered to the Secretary of the corporation. Nominations of stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

                  (C) General. (1) Subject to Article II hereof, only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, the

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Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this
Section 11, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 11, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

                  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to
Section 13, 14 or 15(d) of the Exchange Act.

                  (3) For purposes of this By-Law, no adjournment or postponement nor notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

                  (4) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or the rights of the holders of any class or series of capital stock to elect directors pursuant to any provision of the Restated Certificate of Incorporation.

                                   ARTICLE II.

                               BOARD OF DIRECTORS

                  Section 1. Except as otherwise provided in the Restated Certificate of Incorporation, the Board of Directors of the corporation shall consist of such number of directors as shall from time to time be fixed exclusively by resolution of the Board of Directors. The Directors shall be divided into three classes in the manner set forth in the Restated Certificate of Incorporation of the corporation, each class to be elected for the term set forth therein. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. A majority of the total number of directors then in office (but not less

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than one-third of the number of directors constituting the entire Board of
Directors) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the corporation's Restated Certificate of Incorporation or by these By-Laws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

                  Directors need not be stockholders. An individual shall not be eligible to be elected or re-elected as a director if the date of such election is on or after his or her seventieth birthday; provided, however, that this provision shall not require the removal of or shortening of the term of any incumbent director.

                  Section 2. Unless otherwise required by law and except as provided in the next succeeding sentence or Section 4 of this Article II, newly created directorships in the Board of Directors that result from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the directors so chosen shall hold office for a term as set forth in the Restated Certificate of Incorporation of the corporation.

                  Subject to the fiduciary duties of the members of the Board of Directors and unless otherwise required by law, if there shall exist or occur any vacancy on the Board of Directors with respect to a Fortis Designee (as defined below) and after taking into account such vacancy Fortis Group is still entitled to an additional Fortis Designee pursuant to the Shareholders' Agreement (as defined below), the resulting vacancy on the Board of Directors shall be filled at any time by a person who shall be designated by Fortis Insurance (as defined below). The preceding sentence shall terminate immediately and automatically on the first date on which Fortis Group ceases to own at least 5% of the outstanding Common Stock, par value $0.01 per share, of the corporation ("Common Stock") and shall not be reinstated. Prior to such termination, this paragraph shall not be amended without the consent of Fortis Insurance.

                  Section 3. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board or the President, or written notice including, telegraph, telex or transmission of a telecopy, e-mail or other means of transmission, duly served on or sent or mailed to each director to such director's address or telecopy number as shown on the books of the corporation not less than 24 hours before the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing.

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                  Section 4. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock, the Class B Common Stock or the Class C Common Stock issued by the corporation shall have the right, voting separately by series or class, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Designation or Restated Certificate of Incorporation, as the case may be, applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article SEVENTH of the Restated Certificate of Incorporation unless expressly provided by such terms. The number of directors that may be elected by the holders of any such series of Preferred Stock, the Class B Common Stock or the Class C Common Stock, if any, shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series or class, the number of directors that may be so elected by the holders of any such series or class of stock shall be elected for terms expiring at the next annual meeting of stockholders and without regard to the classification of the members of the Board of Directors as set forth in
Section 1 of this Article II, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock, the Class B Common Stock or the Class C Common Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series or class, or, if there are no such remaining directors, by the holders of such series or class in the same manner in which such series or class initially elected a director.

                  Section 5. If at any meeting for the election of directors, the corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

                  Section 6. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law shall have and may exercise all the powers and authority provided in the resolution of the Board of Directors in the management of the business and affairs of the corporation.

                  Section 7. Unless otherwise restricted by the Restated Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors in accordance with applicable law.

                  Section 8. The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the

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meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

                  Section 9. The Board of Directors may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the corporation.

                  Section 10. Any director designated by Fortis Insurance N.V., a company with limited liability incorporated as naamloze vennootschap under Dutch law ("Fortis Insurance"), to serve on the Board of Directors (a "Fortis Designee") as provided for in Article 2 of the Shareholders' Agreement, as the same may be amended, supplemented or modified from time to time (the "Shareholders' Agreement"), between the corporation and Fortis Insurance, will resign or retire from the Board of Directors at the written request of Fortis Insurance. Otherwise, no Fortis Designee may be removed from the Board of Directors unless such removal shall be for Cause and consented to by Fortis Insurance. For purposes of this Section 10, removal for "Cause" shall mean removal of a director because of such director's (A) willful and continued failure substantially to perform his or her duties with the corporation in his or her established position, (B) willful conduct that is injurious, monetarily or otherwise, to the corporation or any of its subsidiaries, (C) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, (D) abuse of illegal drugs or other controlled substances or habitual intoxication or (E) willful breach of the Shareholders' Agreement.

                  This Section 10 shall terminate immediately and automatically on the first date on which Fortis Group ceases to own at least 5% of the outstanding Common Stock of the corporation and shall not be reinstated.

                  Until such termination this Section 10 shall not be amended without the consent of Fortis Insurance.

                  Section 11. For so long as the Fortis Group owns at least 50% of the outstanding Common Stock of the corporation, the Board of Directors (or any committee of the Board of Directors) shall not take any action with respect to any of the following matters without the affirmative approval of at least 75% (rounded to the nearest whole number of directors with 0.5 rounded upwards) of the then members of the Board of Directors:

                  - any recapitalization, reclassification, spin-off or combination of any securities of the corporation or any of its Principal Subsidiaries, except for any such reorganization, recapitalization or reclassification of any securities of any direct or indirect wholly-owned Principal Subsidiary or any merger of any direct or indirect wholly-owned Principal Subsidiary with each other;

                  - any liquidation, dissolution, winding up or commencement of voluntary bankruptcy, insolvency, liquidation or similar proceedings with respect to the corporation or any of its Principal Subsidiaries;

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                                                                              10

                  - any acquisition by the corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of any assets, business or operations in the aggregate for consideration in excess of $500 million;

                  - any sale, transfer, lease, pledge or other disposition by the corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of any assets, business or operations in the aggregate with a value of more than $500 million;

                  - the creation, incurrence, or assumption of any indebtedness of the corporation or any of its Subsidiaries resulting in total indebtedness (including short and long term debt) in excess of $1,500 million on a consolidated basis; or

                  - any offer or sale, whether privately or to the public, of Common Stock or other equity securities or securities convertible or exchangeable into equity securities of the corporation in excess of 10% of the outstanding Common Stock or such amounts which, on completion of any such sale, would reduce Fortis Group's ownership to below 50% of the outstanding Common Stock.

                  For purposes of Section 10 of this Article II and this Section 11, (i) the term "Fortis Group" shall mean Fortis SA/NV, a public company established as a societe anonyme/naamloze vennootschap under the laws of Belgium, and Fortis N.V., a public company established as a naamloze vennootschap under the laws of the Netherlands, including Fortis Insurance, and their respective Affiliates, other than the corporation and its Subsidiaries and any officers and directors; (ii) the term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iii) the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; (iv) the term "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; (v) the term "Principal Subsidiary" shall have the same definition as "Significant Subsidiary" under Rule 1.02 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

                  This Section 11 shall terminate immediately and automatically on the first date on which Fortis Group ceases to own at least 50% of the outstanding Common Stock of the corporation and shall not be reinstated.

                  Until such termination this Section 11 shall not be amended without the consent of Fortis Insurance.

                                  ARTICLE III.

                                    OFFICERS

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                                                                              11

                  Section 1. The Board of Directors, after each annual meeting of the stockholders, shall elect officers of the corporation, including a President and a Secretary. The Board of Directors may also from time to time elect such other officers (including one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two or more offices may be held by the same person. The Board of Directors may also elect or appoint a Chairman of the Board who may or may not be an officer of the corporation.

                  Section 2. All officers of the corporation elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

                  Section 3. Each of the officers of the corporation elected by the Board of Directors or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by the By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by the By-Laws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The President, as determined by the Board of Directors, shall be the Chief Executive Officer and shall have the general direction of the affairs of the corporation.

                  Section 4. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the corporation, the Board of Directors may, during such period, delegate such officer's powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

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                                                                              12

                                   ARTICLE IV.

                              CERTIFICATES OF STOCK

                  Section 1. The shares of stock of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation's stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile.

                  Section 2. Transfers of stock shall be made on the books of the corporation by the holder of the shares in person or by such holder's attorney upon surrender and cancellation of certificates for a like number of shares, or as otherwise provided by law with respect to uncertificated shares.

                  Section 3. No certificate for shares of stock in the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors in its discretion may require.

                                   ARTICLE V.

                                 CORPORATE BOOKS

                  The books of the corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.

                                   ARTICLE VI.

                          CHECKS, NOTES, PROXIES, ETC.

                  All checks and drafts on the corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the corporation may be executed and delivered from time to time on behalf of the corporation by the Chairman of the Board, the President, or by such officers as the Board of Directors may from time to time determine.

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                                                                              13

                                  ARTICLE VII.

                                   FISCAL YEAR

                  The fiscal year of the corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

                                  ARTICLE VIII.

                                 CORPORATE SEAL

                  The corporate seal shall have inscribed thereon the name of the corporation. In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

                                   ARTICLE IX.

                                   AMENDMENTS

                  Except as otherwise provided in these By-Laws, these By-Laws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting of the stockholders or, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least two-thirds of all outstanding voting power of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal
Section 2 and Section 11 of Article I, Sections 1, 6 and 7 of Article II,
Article X or this proviso to this Article IX of these By-Laws or to adopt any provision inconsistent with any of such Sections or with this proviso.

                                   ARTICLE X.

                                INDEMNIFICATION

                  Section 1. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of

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                                                                              14

this Article X, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.

                  Section 2. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise.

                  Section 3. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

                  Section 4. The rights conferred on any Covered Person by this
Article X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

                  Section 5. The corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

                  Section 6. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

                  Section 7. This Article X shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.